DIGIPLEX COMPLETES ACQUISITION OF MECHANICSBURG, PA

EIGHT SCREEN ENTERTAINMENT COMPLEX IN HARRISBURG MARKET

WESTFIELD, New Jersey and MECHANICSBURG, Pennsylvania (December 19, 2013) - Digital Cinema Destinations Corp. (NasdaqCM: DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, today announced the completion of its previously announced acquisition in the Harrisburg, PA (DMA 39) market. The 8-plex is located at 4950 Carlisle Pike in Mechanicsburg, PA 17050.

Digiplex Chairman and CEO Bud Mayo stated, "Digiplex continues to have a very active M&A program and we are firmly committed to building a national cinema circuit with a digital footprint in top markets. Mechanicsburg is our 20th location and we also previously announced agreements to add four additional entertainment centers. The Company has a large pipeline of expansion opportunities and we hope to announce more transactions in the near future," concluded Mr. Mayo.

About Digital Cinema Destinations Corp. (www.digiplexdest.com)
Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is Digiplex Destinations, dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live opera, ballet, Broadway shows, sports events, concerts and, on an ongoing basis, the very best major motion pictures. Digiplex currently operates 20 cinemas and 192 screens in AZ, CA, CT, OH, PA and NJ. You can connect with Digiplex via Facebook, Twitter, YouTube and Blogger.

Pro-forma for all announced transactions, Digiplex will operate 24 theaters and 233 screens in nine states.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company's Annual Report on Form 10-K for the fiscal year 2013 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company's filings with the SEC are available from the SEC, may be found on the Company's website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Contacts:

Bud Mayo, Chairman/CEO
Digital Cinema Destinations Corp.
908/396-1362 or bmayo@digiplexdest.com

Robert Rinderman or Jennifer Neuman
JCIR
212/835-8500 or DCIN@jcir.com